As filed with the Securities and Exchange Commission on September 18, 2019

Registration No. 333-232426

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

To

Form S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Crown ElectroKinetics Corp.

(Exact name of Registrant as specified in its charter)

Delaware	238150	47-5423944
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1110 NE Circle Blvd.

Corvallis, Oregon 97330

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Douglas Croxall

Chief Executive Officer

1110 NE Circle Blvd.

Corvallis, Oregon 97330

(800) 674-3612

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

M. Ali Panjwani, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 421-4100

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-232426) of Crown ElectroKinetics Corp. is being filed solely to amend Item 16 of Part II thereof and to transmit an exhibit thereto. This Amendment No. 3 does not modify any provision of the preliminary prospectus contained in Part I or Items 13, 14, 15 or 17 of Part II of this Registration Statement. Accordingly, this Amendment No. 3 does not include a copy of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:

Description	Amount
Securities and Exchange Commission registration fee	$1,144.18
Accounting fees and expenses	$110,000
Legal fees and expenses	$25,000
Miscellaneous fees and expenses	$10,000.82
Total	$146,145

*	Estimated

Item 14. Indemnification of Directors and Officers

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expense, including attorneys’ fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the Board of Directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of the Board of Directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The information contained in “Notes to Financial Statements - Note 8 – Notes Payable” on page F-16, “Notes to Financial Statements - Note 9 – Stockholders’ Equity” on page F-19 and “Notes to Financial Statements - Note 10 – Stock-based Compensation, Restricted Stock and Stock Options” on page F-20 is incorporated by reference herein.

Item 16. – Exhibits and Financial Statement Schedules.

(b)	Exhibits:

	3.1	Certificate of Incorporation of the Registrant filed April 20, 2015 with the Delaware Secretary of State (and amendments thereto).*

	3.5	By-laws of the Registrant.*

	5.1	Opinion of Pryor Cashman LLP, regarding legality of securities being registered.***

	10.1	Intellectual Property Agreement, dated as of January 31, 2016, between Hewlett-Packard Development Company, L.P. and 3D Nanocolor Corp. (and amendments thereto).*

	10.2	Collaboration Agreement, dated as of August 23, 2017, between 3D Nanocolor Corp. and Eastman Chemical Company (and amendment thereto).*

	10.3	Agreement, dated as of November 15, 2017, between Crown ElectroKinetics Corp. and Asahi Glass Co., Ltd. (and amendment thereto).*

	10.4	Agreement, dated as of February 1, 2019, between Crown ElectroKinetics Corp. and AGC Inc. (f/k/a Asahi Glass Co., Ltd.).*

	14.1	Code of Business Conduct and Ethics of the Registrant.*

	21.1	List of Subsidiaries of Registrant.*

	23.1	Consent of Marcum LLP.*

	23.3	Consent of Pryor Cashman LLP (included in their opinion filed as Exhibit 5.1).***

*	Previously filed.
**	To be filed by amendment.
***	Filed herewith.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes that:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement.

(iii)	Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(5) For determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For determining liability under the Securities Act, if securities are offered or sold to a purchaser by means of any of the following communications, the Company will be a seller to such purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv)	Any other communication that is an offer in the offering made by the Company to a purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Corvallis, Oregon, on September 18, 2019.

Crown ElectroKinetics Corp.

By:	/s/ Douglas Croxall
Douglas Croxall
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Douglas Croxall	Chief Executive Officer	September 18, 2019
Douglas Croxall	(Principal Executive Officer, Principal Financial and Accounting Officer)

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